EXHIBIT 5.1

                     [LETTERHEAD OF PIPER & MARBURY L.L.P.]

                                August 31, 1998

Price Enterprises, Inc.
4649 Morena Boulevard
San Diego, California 92117

Ladies and Gentlemen:

     We have acted as Maryland Counsel to Price Enterprises, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-8 of the Company (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), of up to 672,867 shares of 8 3/4% Series A Cumulative Redeemable Preferred Stock, par value $.0001 per share, of the Company (the "Shares") to be issued pursuant to The Price Enterprises 1995 Combined Stock Grant and Stock Option Plan, as amended, and The Price Enterprises Directors' 1995 Stock Option Plan, as amended (hereinafter, collectively, the "Plans").

     In our capacity as Maryland counsel to the Company, we have examined the Registration Statement, the Charter and By-Laws of the Company as in effect on the date hereof, minutes of the proceedings of the Company's Board of Directors authorizing, inter alia, the issuance of the Shares (the "Board Resolutions"), and such other documents as we have considered necessary. We have also examined an Officer's Certificate of the Company dated the date hereof (the
"Certificate"). In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us as to factual matters we have relied on the Certificate.



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                                                          Piper & Marbury L.L.P.
Price Enterprises, Inc.
August 31, 1998
Page 2


     Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and so advise you that upon the issuance and delivery of the Shares in accordance with the Board Resolutions and the terms set forth in the Plans, the Shares will have been duly and validly authorized and will be validly issued, fully paid, and nonassessable.

     This opinion is solely for the use of the Company in connection with the Registration Statement. This opinion may not be relied on by any other person or in any other connection without prior written approval. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. We express no opinion as to the laws of any jurisdiction other than the State of Maryland. This opinion concerns only the effect of the laws (exclusive of the securities or "blue sky" laws and the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                              Very truly yours,

                                              /s/ PIPER & MARBURY L.L.P.